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                                                                    EXHIBIT 10.4

                                LICENSE AGREEMENT

     This Agreement is made as of January 21, 2000 (hereinafter referred to as the "Effective Date"), by and between KUBOTA CORPORATION, a Japanese corporation with a place of business at 2-47, Shikitsuhigashi 1-chome, Naniwa-ku, Osaka 556, Japan (hereinafter referred to as "Kubota"), and PARACELSIAN, INC., a Delaware corporation with a place of business at Langmuir Laboratories, Cornell Technology Park, 95 Brown Road #1005, Ithaca, New York 14850 (hereinafter referred to as "Paracelsian").

                                    RECITALS

     A. Paracelsian has developed and possesses expertise and Know-How (as hereinafter defined) and possesses IP Rights (as hereinafter defined) related to Immunoassay (as hereinafter defined).

     B.    Kubota desires to commercialize Immunoassay in Japan.

     C. Paracelsian desires to proceed with development work to commercialize Immunoassay in Japan.

     D. Paracelsian is willing to provide to Kubota Know-How and an exclusive license of IP Rights in the Territory to manufacture, have manufactured, distribute, sell, use, sublicense, and develop the Products within the Territory (as hereinafter defined).

     In consideration of the following mutual promises and covenants contained in this Agreement, Paracelsian and Kubota hereby agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS.

     For the purposes of this Agreement, the following terms shall have the meanings indicated.

     1.1 IP RIGHTS. The term "IP Rights" means all intellectual property rights arising under the laws of any jurisdiction, including any patents, which relate to the Immunoassay or portions thereof which Paracelsian possesses or controls, and which it may obtain during the term of this Agreement, as further described in EXHIBIT A.

     1.2 KNOW-HOW. The term "Know-How' means all information, patentable or not, relating to the Immunoassay, including but not limited to, physical and chemical characteristics, manufacturing processes, product specifications, analytical technology, safety and efficacy data, testing data, future market and product plans, marketing and financial data which Paracelsian possesses, controls, or utilizes, and which it may obtain during the term of this Agreement, as further described in EXHIBIT B.

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     1.3   IMMUNOASSAY. The term "Immunoassay" means biological detection of dioxin-like compounds by using transformed Ah receptor /ARNT complex.

     1.4 PRODUCTS. The term "Products" means any product utilizing Immunoassay which incorporates any Know-How or is covered by any IP Rights licensed to Kubota hereunder.

     1.5 TERRITORY. The term "Territory" means Japan. Any extension or addition to the Territory must be agreed to in advance by both parties in writing.

     1.6 DOCUMENTATION. The term "Documentation" means the current or future literature and other printed materials prepared by Paracelsian for use of with the Products.

     1.7 TRADEMARKS. The term "Trademarks" means Paracelsian's trademarks listed in EXHIBIT C.

     1.8 NET SELLING PRICE. The term "Net Selling Price" means the invoice price of any Product minus any trade discounts, allowances for defective goods, and/or sales commissions up to 5% of the invoice price. Insurance, taxes and transportation expenses are not included in the Net selling price. For the purpose of calculating the royalty due to Paracelsian, Kubota may, for each individual customer, use the price amount, charged to that customer, which is calculated by multiplying the average unit net selling price by the quantity of units sold to compute the Net Selling Price for that customer.

     1.9 EVALUATION TEST. The term "Evaluation Test" means the test performed by Kubota on its samples using lmmunoassay testing kits supplied by Paracelsian on basis of final reports of the Development Plan.

     1.10 IMMUNOASSAY IMPROVEMENTS. The term "Immunoassay Improvements" means improvements, modifications or enhancements to the Immunoassay and its Product.

                                   ARTICLE 2.

                                 RIGHTS GRANTED

     2.1   GRANT OF LICENSES.

     (a) Paracelsian grants to Kubota an exclusive license to manufacture, and/or have manufactured, the Products in the Territory. Paracelsian grants to Kubota an non-exclusive license to manufacture, and/or have manufactured, the Products in U.S.A; provided that the sale, distribution or use of the Products shall occur only within the Territory. Paracelsian grants to Kubota the nonexclusive right to manufacture and/or have manufactured the non-proprietary Products outside the Territory, provided that the sale, distribution or use of the Products shall occur only within the Territory. Non-proprietary components are defined as all the components of immunoassay with the exception of those components appearing as numbers 1 through 5 on TABLE B-1 OF EXHIBIT B.

     (b) Paracelsian grants to Kubota an exclusive license to assemble, distribute, sell, use and develop the Products in the Territory.

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     (c)   Paracelsian grants to Kubota the right to provide to others sublicenses to manufacture, have manufactured, distribute, sale, use and develop the Products in the Territory. Kubota's licensees shall have a perpetual right to use the Products. The terms, conditions and restrictions of each sublicense shall be negotiated and agreed upon with Kubota's licensees at the discretion of Kubota, so long as said terms, conditions and restrictions with respect to confidentiality are consistent with the terms, conditions and restrictions of this Agreement.

     (d) Paracelsian shall within 3 months after the Effective Date of this Agreement deliver to Kubota a copy of an Materials as described in EXHIBIT B.

     (e) Paracelsian shall cooperate fully with Kubota to seek protection in Territory of the license granted by Paracelsian under this Agreement by registration of the nature of the license granted hereunder.

     (f) The Immunoassay component known as ARNT is not protected by patent rights. Kubota is free to manufacture, or have manufactured, the ARNT material. Should Kubota desire to obtain a starter sample of ARNT, Paracelsian shall use its best efforts to assist Kubota in obtaining an ARNT starter sample from Northwestern University at Kubota's expense. Kubota acknowledges that Paracelsian's license of its ARNT starter sample from Northwestern University does not permit Paracelsian to transfer an ARNT starter sample to any party. Upon the request of Kubota, Paracelsian shall seek to obtain the right from Northwestern University to transfer the ARNT starter material in accordance with this section. Paracelsian warrants that it shall seek no fee from Kubota to make this arrangement, and Kubota's cost shall be limited to that charged by Northwestern University for the starter material and any shipping costs.

     2.2   TRADEMARK LICENSES

     (a) Paracelsian hereby grants to Kubota, and Kubota hereby accepts, an exclusive, royalty-free license to use the Trademarks in the Territory in connection with the distribution and sublicensing of the Products and the Documentation, including the marketing thereof in accordance with the terms of this Agreement.

     (b) Paracelsian and Kubota agree that Kubota may affix its own trademarks to the Products and Documentation in addition to Paracelsian's Trademarks, provided however that Kubota shall not omit or remove Paracelsian's Trademarks. In addition, all Products shall contain the following conspicuous marks, in both Japanese and English: FOR USE IN JAPAN ONLY Licensed Under Patent No.s ________, __________________, and _______________.

     (c) Paracelsian agrees that Kubota shall own all rights in any trademarks that Kubota coins and affixes to the Products and the Documentation. Paracelsian further agrees that Paracelsian shall not, during or at any time after the expiration or termination of this Agreement, in any way question or dispute Kubota's rights in such trademarks.

     (d) Kubota recognizes the substantial goodwill associated with the Trademarks and acknowledges that such good will belongs exclusively to Paracelsian. Any and all uses of the Trademarks by Kubota shall inure solely to the benefit of Paracelsian, and Kubota shall not contest the validity of the Trademarks, nor shall Kubota claim any ownership interest therein.

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     (e)   Kubota will not use any Trademark outside the Territory or on or in association with any product other than the Products, and Kubota will not sell or dispose of any Products bearing or associated with any Trademark with a view to their being resold or distributed outside the Territory. Notwithstanding the foregoing, Kubota may have Products bearing or associated with any Trademark manufactured outside of the Territory for distribution and sale solely within the Territory.

     (f) Kubota may use the Trademarks only in the forms and formats displayed on EXHIBIT C. Each Trademark will be registered in the name of Paracelsian, and Kubota will execute such documents and take such other action as may be necessary to register the Trademarks in the name of Paracelsian in association with the Products. Until Paracelsian notifies Kubota that a Trademark has been registered with respect to the Products, Kubota will use the notation "TM" in association with the Products. After a Trademark is registered with respect to the Products, Kubota will use the notation "R" in association with the Trademark. Kubota covenants and warrants that all Products and the manufacture, production, marketing, promotion, advertising and sale of the Products. Products will comply with all applicable laws, rules and regulations in the Territory.

     (g) Kubota will maintain high standards of quality with respect to all Products bearing or associated with any Trademark, including, without limitation, the quality of the materials utilized in their manufacture and the quality of the promotions and advertisement for the Products. The types of materials and styles and designs will be determined by Kubota. The other provisions of this Section 2.2 will not release or relieve Kubota from its obligations under this subdivision.

     (h) Kubota shall use its best efforts to commercialize and promote the Products in the Territory. Paracelsian shall use reasonable efforts to support Kubota's marketing efforts, which shall include providing Paracelsian personnel to assist with Kubota's marketing efforts. Kubota shall pay the travel and living expenses of Paracelsian personnel provided to assist with Kubota's marketing efforts.

     (i) Paracelsian may, on reasonable notice, at any time during Kubota's normal business hours, inspect the premises of Kubota to determine compliance with the provisions of this Section 2.2.

     (j) Neither Kubota nor Paracelsian will use any trademark belonging to the other party on any promotion, packaging, or advertisement unless the other party has approved the use of its trademark(s). Neither party shall unreasonably withhold or delay its approval under this subdivision (j), and if the trademark owner does not notify the requesting party in writing of its disapproval and the reason therefor within ten (10) days after receiving a submission, the trademark owner will be deemed to have given its approval as to that submission.

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                                   ARTICLE 3.

                                   DEVELOPMENT

     3.1   Development

     (a) Paracelsian shall deliver a Development Plan for the next phase of development in which a greater accuracy level is achieved by Paracelsian in cooperation with Kubota by lowering the ration of the TEQ value indicated by the Products to no more than 3 times, assuming normal statistical variation, than that indicated by chemical analysis for each sample supplied by Kubota. The Development Plan may be amended at any time by mutual agreement of Paracelsian and Kubota.

     (b) Paracelsian shall use its best efforts to complete the development work described above in accordance with the schedule and in accordance with the Development Contract.

     (c) The parties may hold technical review meetings to discuss progress, plan future actions and to discuss and effect changes, if any, to the Development Plan. Paracelsian and Kubota each will appoint a leader to coordinate the development efforts pursuant to this Agreement and the flow of information between the parties.

     3.2   ACCEPTANCE

     (a)   Kubota shall conduct an Evaluation Test for acceptance within sixty
(60) days of receipt of Paracelsian's reporting of results pursuant to the Development Plan, including Know-How, from Paracelsian.

     (b) Prior to or during the Evaluation Test, Paracelsian shall dispatch its engineer to Kubota in order to assist Kubota at Paracelsian's expense for a period of five (5) business days. If further assistance is required by Kubota, the further living expenses of Paracelsian's engineer shall be borne by Kubota. In addition, Kubota shall pay Paracelsian $800 per day for the use of its engineer after the 5 business days set forth herein.

     (c) As soon as practicable after the completion of the Evaluation Test, Kubota will notify Paracelsian of the results. If the Evaluation Test fails to meet the target defined in 3.1(a), Kubota shall give written notice to Paracelsian specifying the manner of failure.

     (d) In the event that Paracelsian is unable to meet the target defined in 3.1(a) by the end of March 2000, Paracelsian shall inform as such to Kubota and submit report in details. Further, Paracelsian may pursue the Development Plan objectives consecutively, until the end of September 2000 at Paracelsian's expense.

     (e) Final decision by Kubota whether to accept or not will be based on the Evaluation Test performed by Kubota.

     (f) The parties shall jointly endeavor to find a satisfactory solution, in every case that Paracelsian and / or Kubota are unable to meet the target. In the event that a satisfactory solution can not finally be found, Kubota can terminate this Agreement, upon (30) days written notice to

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Paracelsian.

     3.3   OWNERSHIP OF IMPROVEMENTS

     (a) All rights in the course of performance of the Development and this Agreement, including but not limited to patent rights, ideas, discoveries or inventions relating to Immunoassay Improvements which are conceived by the employees, consultants or agents of Paracelsian, , shall be the property of Paracelsian, provided however that any such Immunoassay Improvements are hereby included in the license grant to Kubota provided in this Agreement. All rights in the course of performance of the Development and this Agreement, including but not limited to patent rights, ideas, discoveries or inventions relating to Immunoassay Improvements which are conceived by the employees, consultants or agents of Kubota, shall be the property of Kubota, provided however that any such Immunoassay Improvements are hereby licensed to Paracelsian to use, make, or sell in the United States.

     (b) Kubota and Paracelsian agree that the outputs of Task E and Task B appearing on Exhibit D shall be owned by Kubota. Task F shall be jointly owned by Paracelsian and Kubota. The remaining items appearing on Exhibit D shall be owned by Paracelsian.

     (c) Immunoassay Improvements developed jointly by Paracelsian and Kubota shall be the undivided joint property ("Jointly Owned Property") of Paracelsian and Kubota. Each party may make, use, sell, or have made Products utilizing Jointly Owned Property and may assign, license, or otherwise transfer its individual interest in any Jointly Owned Property, but cannot unilaterally transfer or otherwise affect the other party's interest in that Jointly Owned Property. Any license by a party hereto to any third party that contains either Jointly Owned Property, or Immunoassay Improvements owned by the other party hereto, shall provide for pro-rata compensation to the owner(s) of said property.

     (d) Paracelsian agrees that any Immunoassay Improvements made by Paracelsian will be immediately made known to Kubota. Kubota agrees that any Immunoassay Improvements made by Kubota will be immediately made known to Paracelsian.

     (e) Paracelsian shall be responsible for obtaining PCT patents, copyrights, and other intellectual property rights related to the IP Rights or the Know-How for Immunoassay Improvements in any countries other than the Territory at its own expense. Kubota shall be responsible for obtaining such intellectual property rights for Immunoassay Improvements in the Territory at its own expense.

                                   ARTICLE 4.

                                  CONSIDERATION

     4.1 CONSIDERATION. For the rights and privileges granted hereunder, Kubota shall pay the following fees and royalty to Paracelsian in the manner hereinafter provided:

     (a) Kubota shall pay to Paracelsian an Initial License Fee of US$150,000 within 30 days after written notice of acceptance by Kubota in accordance with the Evaluation Test designated in 3.2.

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     (b)   If Kubota does not terminate this Agreement upon (30) days written notice to Paracelsian within the 3 year period after the Effective Date of this Agreement, Kubota will pay to Paracelsian an Additional License Fee of US$150,000 within thirty (30) days of the third anniversary of this Agreement.

     (c) Kubota shall pay Paracelsian a royalty at the rate of five (5) percent (the "Royalty") of the Net Selling Price of the Products sold in the Territory, provided, however, that in case Kubota has its sublicensees manufacture Products, Royalty shall be five (5) per cent of the invoice of the Products sold by such sublicensees in the Territory.

     (d) Kubota shall pay Paracelsian a minimum royalty of US$30,000 (the "Minimum Royalty") per year from the fourth year of this Agreement.

     (e) Kubota shall not owe a royalty to Paracelsian if none of the patents listed in Exhibit A issue in Japan. Kubota shall have exclusivity over Paracelsian's lmmunoassay in Japan. If all three patents have not issued by the end of 2 years after the Effective Date, the parties agree to renegotiate the royalty payable to Paracelsian. Kubota will cooperate with Paracelsian with best efforts to take every measure so that the patents can be issued in the Territory.

     (f) The royalty payable by Kubota under this Section shall accrue upon Kubota's receipt of payment or obligation to pay for the Products for which such royalty are payable.

     (g) In the event Kubota purchases Immunoassay components from Paracelsian, Paracelsian shall not include an amount for Royalty on any invoice to Kubota. Kubota agrees that the cost of the components purchased from Paracelsian shall not be deducted from the Net Selling Price for purposes of calculating Royalty.

     (h) In the event Kubota purchases complete Immunoassay Kits from Paracelsian, Royalty payable upon Kubota's sales of the Immunoassay Kits shall be deemed included in the purchase price paid by Kubota to Paracelsian. However, 5% of the amount paid by Kubota to Paracelsian for the purchase of complete lmmunoassay Kits shall be included for the purposes of calculating Minimum Royalty pursuant to paragraph (d) above.

     (i) Kubota may use the Immunoassay Kits internally for its own testing purposes only without the accrual of Royalty.

     4.2 TAXES. Paracelsian shall be responsible for any taxes arising under this Agreement that are attributable to Paracelsian under generally accepted accounting principles, including, without limitation any applicable withholding, sales, use, excise or personal property taxes, or import or export duties, which taxes Kubota may withhold and deduct from any license fees due hereunder. Kubota shall be responsible for any taxes arising under this Agreement that are attributable to Kubota under generally accepted accounting principles, including, without limitation, any applicable withholding, sales, use, excise or personal property taxes, or import or export duties, including but not limited to taxes related to manufacture, use, sale or lease with respect to commercialization of the Product(s). Kubota shall at its own expense be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the appropriate national laws or otherwise, including authorization for the

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remittances hereunder from the appropriate governmental authorities.

     4.3   BOOKS OF ACCOUNT AND RECORDS.

     (a) Within sixty (60) days after the end of each quarter of the calendar year (the "Quarter") during the term of this Agreement, Kubota shall pay to Paracelsian all The royalty that have accrued during that quarter, which shall not be less than one-fourth of the annual Minimum Royalty due, if any. Each such payment shall be accompanied by a true and accurate written statement setting forth the basis for Kubota's calculation of the royalty payable for the quarter, including, the outline of the business conducted by Kubota and its sublicensees during the preceding quarter as shall be pertinent to Royalty accounting hereunder.

     (b) Kubota shall maintain throughout the term of this Agreement, and for a period of one year following the expiration or termination of this Agreement, such books and records as may be reasonably necessary to permit Paracelsian to audit the statements submitted by Kubota under Section 4.3(a). Upon reasonable notice, but no more frequently than once in any calendar year, Paracelsian shall have the right to have certified public accountants bound by professional secrecy audit such books and records for the purpose of verifying the accuracy of the payments made by Kubota. This auditor shall have the right to inspect all books and records of Kubota directly related to the Product(s). The auditing costs shall be borne by Paracelsian unless the auditing proves the failure of Kubota to provide Paracelsian with correct statements of the royalty. In the latter case, Kubota shall pay for the costs of auditing if the statement(s) provided by Kubota are in error in excess of five percent (5%) of the amounts due to Paracelsian. In that case Kubota agrees to pay the balance of such understated royalty to Paracelsian within ten (10) days after written notice of the understatement. Furthermore, Kubota shall pay interest on all understated royalty at the daily rate equivalent to 1.0% per month, computed from the day on which said royalty were due and owing to Paracelsian. The location of any audit shall be Kubota's address provided for the purposes of notice under this Agreement. Paracelsian's right to audit the records of Kubota with respect to any yearly statement or payment of license fees shall expire three years following Paracelsian's receipt of such payment or statement.

                                   ARTICLE 5.

                              TERM AND TERMINATION

     5.1   TERM.

     (a) The license shall come into force upon signing of this Agreement by both parties and shall be valid for ten (10) years or until the expiration of the last to expire among the patents owned by or licensed to Paracelsian and granted to Kubota under this Agreement, whichever is longer.

     (b) Kubota has the right to terminate this Agreement upon thirty (30) days written notice to Paracelsian within the three (3) year period after the Effective Date of this Agreement without any obligation except for the obligations which have accrued prior to the date of such termination.

     (c) Kubota has the right to terminate this Agreement upon thirty (30) days written notice to Paracelsian beyond the three(3) year period and within the six (6) year period after the

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Effective Date of this Agreement. In the event Kubota terminates the Agreement pursuant to this subsection 5.1(c), Kubota shall pay to Paracelsian a termination fee (the "Termination Fee") in the amount of $210,000 US within thirty (30) days of Kubota's termination hereunder.

     5.2 TERMINATION. Except as otherwise provided in this Agreement, either party may terminate this Agreement at any time upon the occurrence of a breach by the other party of a material obligation under this Agreement and failure to cure such breach within thirty (30) days after written notice thereof.

     5.3 TERMINATION FOR INSOLVENCY. Either party may terminate this Agreement immediately: (i) upon the other party's making an assignment for the benefit of creditors; or (ii) upon the other party's dissolution. All rights and licenses granted under or pursuant to this Agreement by one party to another are, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), licenses of rights to "intellectual property" as defined in Title XI. During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property. If a voluntary or involuntary bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property. If the applicable intellectual property is not in the possession of such other party, the intellectual property shall be promptly delivered to the other party (I) upon such other party's written request following the commencement of such bankruptcy proceeding or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) if not delivered as provided under clause (I) above, upon such other party's request after the rejection of this Agreement by or on behalf of the party subject to the bankruptcy proceeding. If the licensor of intellectual property under this Agreement seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated in 11 USC 365(n)(1), the licensee hereby elects, pursuant to Section 365(n) to retain all rights granted to a licensee under this Agreement to the extent permitted by law.

     5.4   EFFECT OF TERMINATION.

     (a) No expiration or termination of this Agreement shall affect the rights of users to continue to use the Products previously sold to them by Kubota or Kubota's distributors or original equipment manufacturers. Upon any expiration or termination of the term of this Agreement, Kubota shall have the right to sell all inventories of the Products and in its possession, and that Kubota shall have right to retain such inventories as may be reasonably necessary to permit Kubota to continue to provide maintenance and support services to users.

     (b) No expiration or termination of this Agreement shall relieve either party of its obligations under Sections 5,7,8,9,10 and 11 of this Agreement.

                                   ARTICLE 6.

                             MAINTENANCE AND SUPPORT

     6.1 SUPPORT. During the term of this Agreement, Paracelsian shall provide technical support through appropriate communications mechanisms (telephone, fax, or electronic mail) to

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Kubota free of charge. Kubota will receive technical information on Immunoassay, the Products, problem analysis, and responses to technical issues as they pertain to the use of the Products.

     6.2 TRAINING. Paracelsian shall provide initial training and support to Kubota personnel consisting of two (2) weeks of training for up to two (2) Kubota engineers or technicians, which includes classroom and on-the-job training in manufacturing, testing and trouble-shooting in the initial year. Paracelsian shall provide follow up training and support consisting of one (1) week of training for two (2) Kubota engineers or technicians during each year this Agreement is in effect after the initial year. All training will be provided free of charge at the Paracelsian offices located at the address provided for the purposes of notice under this Agreement or other places where the parties agreed in writing. Kubota will bear all travel and living expenses for personnel sent to Paracelsian for training. Notwithstanding the foregoing, Paracelsian will provide additional training and support to Kubota engineers in case of Kubota's request, at Kubota's expense.

                                   ARTICLE 7.

                         WARRANTIES AND REPRESENTATIONS

     7.1   Warranty.

     (a) Paracelsian represents and warrants to Kubota that Paracelsian is the owner or authorized licensee of the IP Rights which Paracelsian licenses to Kubota under this Agreement with due authorities to grant such licenses.

     (b) Paracelsian represents and warrants to Kubota that Paracelsian shall use its reasonable best efforts to see it that the Know-How conveyed to Kubota shall be reasonably complete as required hereunder. Paracelsian represents and warrants to Kubota that the Know-How provided to Kubota pursuant to Section 2 is the same as that used by Paracelsian with respect to Immunoassay at the time said Know-How is provided to Kubota.

     (c) Except as expressly set forth in this Agreement, Paracelsian makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that the use of the products will not infringe any patent, copyright, trademark or other rights.

     7.2 Limitation of Liability. Subject to SECTION 9.2, in no event shall either party be liable to the other for any lost profits, incidental, special, exemplary, punitive, indirect or other consequential damages, or for any claim by any other person, resulting or arising out of the use of the products or documentation by any users or any other third party, or resulting from or arising out of this Agreement, even if such party has been advised of the possibility of such potential loss or damage.

     7.3   Negation of Warranties and Indemnity.

     (1) Except as expressly set forth in this Agreement, nothing in this Agreement is or shall be construed as:

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     (a)   a warranty or representation by either party as to the validity or scope of any IP Rights.

     (b) a warranty or representation that anything made, used, sold or otherwise disposed of under this license is or will be free from infringement of patents, copyrights and other rights of third parties;

     (c) an obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 9; or

     (d) granting by implication, estoppel or otherwise any licenses or rights under any technology or patents other than expressly licensed by this Agreement.

                                   ARTICLE 8.

                          INTELLECTUAL PROPERTY RIGHTS

     8.1   IP RIGHTS IN EXHIBIT A.

     (a) All patents designated in EXHIBIT A shall have exclusive enforcement in Territory.

     (b) In case that any of patents as above is found to be unenforceable in the Territory, Paracelsian shall make best efforts to get exclusive enforcement in Japan at Paracelsian's expenses with best help of Kubota.

     (c) Paracelsian shall submit evidence endorsed by patent-assignees that the patents can be exclusively granted to Kubota in Territory in accordance with this Agreement, in the case that patent-assignees do not belong to Paracelsian.

     8.2   Improvements.

     (a) Improvements, modifications and changes to the IP Rights and the Know-How ("IP and Know-How Improvements") developed by Paracelsian shall be the sole property of Paracelsian. IP and Know-How Improvements developed by Kubota shall be the sole property of Kubota. IP and Know-How Improvements developed Jointly by Paracelsian and Kubota shall be the undivided joint property ("Jointly Owned Property') of Paracelsian and Kubota. Each party may make, use, sell, or have made Products utilizing Jointly Owned Property and may assign, license, or otherwise transfer its individual interest in any Jointly Owned Property, but cannot unilaterally transfer or otherwise affect the other party's interest in that Jointly Owned Property.

     (b) Paracelsian agrees that IP and Know-How Improvements made by Paracelsian will be immediately made known to KUBOTA, and KUBOTA shall have the exclusive right to use such IP and Know-How Improvements in the Territory under the license granted herein.

     (c) Kubota agrees that IP and Know-How Improvements made by Kubota will be immediately made known to Paracelsian, and Paracelsian shall have the right to make use of such IP and Know-How Improvements in any manner in the United States.

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     (d)   Any license by a party hereto to any third party that contains either
Jointly Owned Property, or IP and Know-How Improvements owned by the other party hereto, shall provide for pro-rata compensation to the owner(s) of said property.

     8.3   Intellectual Property Rights

     (a) Subject to 3.3(e), Paracelsian shall be responsible for obtaining PCT patents, Japanese patents, copyrights, and other intellectual property rights related to the existing IP Rights or Know-How at its own expense.

     (b) Paracelsian and Kubota agree to fully cooperate in the preparation and prosecution of patent application(s) pertaining to Jointly Owned Property, and to diligently take all steps necessary to prosecute and maintain any joint patent application or joint patent arising out of Jointly Owned Property.

     (c) Paracelsian and Kubota shall share equally the expense of preparing, prosecuting, or maintaining any joint patent application or joint patent arising out of Jointly Owned Property (the "Joint Expenses"). The decision of whether and how to pursue and joint patent application or joint patent arising out of Jointly Owned Property shall be made jointly by Paracelsian and Kubota.

     (d) Paracelsian and Kubota may refuse to pay or may discontinue paying its share of the Joint Expenses (a "Refusal"). The refusing party shall not be liable for any Joint Expenses that accrue after the date of delivery of written notice of the Refusal, but shall remain liable for its share of Joint Expenses, if any, that accrued prior to delivery of the Refusal. In the event of a Refusal, the non-refusing party shall then be deemed automatically to have acquired from the refusing party all right, title, and interest it had only in the specific patent application that gave rise to the Refusal, but not in any other rights of the refusing party.

                                   ARTICLE 9.

                                  INFRINGEMENT

     9.1 Infringement Warranty. Paracelsian warrants that to the best of its knowledge: (i) the Products and Know-How as delivered to Kubota under this Agreement do not infringe the copyrights, patent rights, trade secret rights or any other proprietary rights of any third party; (ii) the Trademarks do not infringe the trademark rights of any third party, (iii) it has obtained or applied for registration of the Trademarks in the Territory; and (iv) it has the right to grant the licenses granted to Kubota hereunder.

     9.2   Indemnity.

     (a) Paracelsian hereby agrees to indemnify and defend Kubota, its users, distributors, original equipment manufacturers, and value-added resellers, and all of their parent companies, subsidiaries, affiliates, officers, directors, employees, agents and representatives (the "Indemnified Parties") against any and all liability, claims, demands, losses, damages, judgments, expenses and/or costs (including without limitation actual attorneys' fees and all related costs and expenses) which the Indemnified Parties may sustain or incur by reason of any

                                     - 12 -
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claims or demands made by third parties that the Products, Know-How or
Trademarks infringe the patents, copyrights, trade secrets, trademarks or other proprietary rights of such third parties, including without limitation the following: (i) any and all sums paid or liabilities incurred by resolution of disputes in any manner in relation to such third party claim or demands, including, but not limited to, court judgments, arbitration awards or settlement of such third party claims or demands; (ii) any and all expenses and costs paid or incurred in procuring or attempting to procure release from liability; and
(iii) any and all expenses and costs paid or incurred in recovering or attempting to recover losses or expenses paid or incurred as a result of such third party claims; PROVIDED THAT, as a condition of Paracelsian's obligation to provide indemnity hereunder, Kubota shall notify Paracelsian of any claim for which it seeks Paracelsian's indemnity within twenty (20) days of Kubota's receipt of such claim. Paracelsian shall have the right to manage the defense against any such claim or action in its own name and/or in the name of Kubota if necessary. Kubota shall cooperate fully with Paracelsian in the defense or handling of any claim or action as contemplated herein. No amounts paid by the Indemnified Parties to any claimant shall be indemnifiable or reimbursable by Paracelsian in the absence of Paracelsian's prior written approval of such payment by the Indemnified Party.

     (b) Should it become necessary for purposes of resisting, adjusting, or compromising any claims or demands arising out of the subject matter with respect to which indemnification is provided by subsection (a) above, for any of the Indemnified Parties to incur any expenses, or become obligated to pay any attorneys' fees and expenses or court costs, Paracelsian agrees to reimburse such Indemnified Parties for such expenses, attorneys' fees, or costs within a reasonable period of time, which in no event shall exceed thirty days, after receiving written notice from such Indemnified Parties of the incurring of such expenses, attorneys' fees, or costs, so long as Kubota has complied with its obligations under Section 9.2(a).

     (c) If a preliminary or final judgment shall be obtained against Kubota's manufacture, use and/or sale of the Products or any part thereof by reason of any alleged infringement, Paracelsian shall at its expense arrange to: (i) modify the Products so that it becomes non-infringing; (ii) procure for Kubota the right to continue to use the Products; (iii) substitute for the infringing Products, process, documentation and materials having a capability equivalent to the Products; or (iv) refund all license fees paid by Kubota, whereupon this Agreement and the licenses granted hereunder shall terminate.

     (d) Paracelsian agrees to indemnify, hold harmless and defend Kubota and its directors, officers, employees and agents against any and all claims by any third party for death, illness, personal injury, property damage and improper business practices arising out of the manufacture by Paracelsian or its licensees of the Products supplied by Paracelsian or its licensees to Kubota for distribution in the Territory. Kubota agrees to indemnify, hold harmless and defend Paracelsian and its directors, officers, employees and agents against any and all claims by any third party for death, illness, personal injury, property damage and improper business practices arising out of the manufacture of the Products by Kubota or its licensees.

     9.3 Third Parties. Paracelsian and Kubota will each give immediate notice to the other of any infringement of Paracelsian's IP Rights by third parties as may come to its knowledge. If Paracelsian has not, within six (6) months from the date on which it is notified or otherwise becomes aware of an infringing sale or use of the Products to the general public, initiated legal

                                     - 13 -
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action against the infringer, it will upon request of Kubota, grant Kubota the right to prosecute an action against the infringer. Paracelsian agrees, in the event that Kubota cannot prosecute the infringement in its own name, to sign and give to Kubota, within thirty (30) days after Kubota's request, all necessary documents in order for Kubota to prosecute, in the name of Paracelsian, the infringement. Kubota will be entitled to deduct all its expenses, including costs and legal fees incurred in bringing and prosecuting the infringement action, from the royalty due Paracelsian after commencement of the infringement action, provided, however, that the deduction does not exceed fifty percent (50%) of the royalty due Paracelsian. In the event Kubota recovers profits and/or damages from the infringer, Kubota agrees to turn over to Paracelsian fifty percent (50%) of any amounts paid to it by the infringer after deducting any of its expenses, including costs and legal fees incurred in the litigation, which Kubota has not previously deducted from royalty payments that were otherwise due Paracelsian.

                                   ARTICLE 10.

                                 CONFIDENTIALITY

     10.1  CONFIDENTIAL INFORMATION.

     (a) "Confidential Information" consists of any information designated in writing by either party as proprietary or confidential, or if orally disclosed, identified at the time of disclosure as proprietary or confidential and confirmed in writing to have been confidential within thirty days of disclosure. Except as expressly authorized in writing, neither party shall disclose to any person or entity or use any Confidential Information of the other party except as reasonably necessary to perform and exercise its rights and obligations hereunder. Neither party shall disclose any Confidential Information to any person or entity that has not agreed in writing to keep such information confidential. Any reproduction or copy of Confidential Information shall carry the same proprietary and/or confidential notices and legends that appear on the original.

     (b) The foregoing restrictions shall not apply to information that: (i) is already known to the receiving party without restriction on use or disclosure at the time of communication to the receiving party; (ii) is or becomes publicly known through no wrongful act or inaction of the receiving party; (iii) has been rightfully received from a third party authorized to make such communication, without restriction on use or disclosure; or (iv) has been independently developed by the receiving party. The receiving party shall have the burden of proving the existence of the foregoing exceptions.

     10.2 OBLIGATIONS UPON TERMINATION. Except as otherwise provided in this Agreement, each party shall, within fifteen days following the expiration or termination of this Agreement, deliver to the other party or destroy the original and all copies of Confidential Information supplied by the other party. The foregoing shall not affect the user licenses granted prior to the effective time of termination, nor Kubota's rights to keep and use the Confidential Information for maintenance or after sales services.

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                                   ARTICLE 11.

                                     GENERAL

     11.1 WAIVER, AMENDMENT OR MODIFICATION. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

     11.2 NOTICES. All notices to be given by either party to the other under this Agreement shall be deemed given (i) upon receipt, in the case of personal delivery, or (ii) on the third day following delivery to an express courier service (such as Federal Express or its equivalent) by the sender for delivery to the recipient party's address appearing above. A party's address for notice purpose may be changed by a notice given in accordance with this Section.

     11.3  ARBITRATION.

     (a) The parties shall make a good faith effort to resolve all disputes in an amicable and mutually beneficial manner. In the event that a dispute cannot be resolved within twenty (20) days after an authorized representative of one party informs the other of the existence of said dispute, said dispute shall be submitted to resolution by binding arbitration in accordance with this Section 11.3.

     (b) All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration: (i) under the commercial rules of the American Arbitration Association in New York, New York if brought by Kubota; or (ii) under the Japan-American Trade Arbitration Agreement of September 16, 1952 in Osaka, Japan if brought by Paracelsian.

     11.4 ENTIRE AGREEMENT. This Agreement (including any agreements and exhibits referenced herein) is intended to be the sole and complete statement of the obligations and rights of the parties as to all matters covered by this Agreement, and supersedes all previous understandings, agreements, negotiations and proposals relating thereto.

     11.5 ASSIGNMENT AND DELEGATION. Neither party may assign any of its rights nor delegate any of its obligations under this Agreement without the prior, written consent of the other party.

     11.6 GOVERNING LAW. This Agreement shall be governed by and construed under the law of California without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

     11.7 ATTORNEYS' FEES. If either party commences any action or proceeding against the other party to enforce or interpret this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the actual costs, expenses and attorneys' fees (including all related costs and expenses), incurred by such prevailing party in connection with such action or proceeding and in connection with obtaining and enforcing any

                                     - 15 -
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judgment or order thereby obtained.

     11.8 SEVERABILITY. If any provision of this Agreement or the application of any such provision shall be held by a tribunal of competent jurisdiction to be invalid, illegal, or unenforceable in any respect under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it is invalid, illegal, or unenforceable, and the remaining provisions of this Agreement shall continue in full force and effect.

     11.9 INDEPENDENT CONTRACTORS. No provision of this Agreement shall be construed to constitute either party as the agent, servant, employee, partner or joint venturer of the other party. The parties to this Agreement are and shall remain independent contractors. Each party shall retain exclusive management, direction and control of its employees and the work to be performed by it hereunder.

     11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same instrument.

     11.11 SUBJECT HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     11.12 FURTHER ASSURANCES. The parties to this Agreement shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Kubota Corporation                   Paracelsian Inc.


By: /s/ Tadao Fujimoto               By: /s/ Bernard M. Landes
   -------------------------------      ----------------------------------------
    Tadao Fujimoto                       Bernard M. Landes
    January 21, 2000                     January 21, 2000


Title: Managing Director             Title: President & Chief Executive Officer


Witness:


By: /s/ Sadaharu Kanazawa            By: /s/ T. Colin Campbell
   -------------------------------      ----------------------------------------
    Sadaharu Kanazawa                    T. Colin Campbell, Ph.D.
    January 21, 2000                     January 21, 2000


Title: General Manager               Title: Chairman of the Board

                                     - 17 -
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                                    Exhibit A

                                   [Omitted.]

                                     - 18 -
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                                    Exhibit B

                                   [Omitted.]

                                     - 19 -
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                                    Exhibit C

                                   [Omitted.]

                                     - 20 -
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                                    Exhibit D

                                   [Omitted.]

                                     - 21 -